Exhibit 10.6

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	UBS SECURITIES LLC UBS LOAN FINANCE LLC 299 Park Avenue New York, New York 10171

CONFIDENTIAL

January 20, 2012

TransDigm Group Incorporated

The Tower at Erieview

1301 East 9th Street, Suite 3710

Cleveland, OH 44114

Attention:	Greg Rufus
Executive Vice President and
Chief Financial Officer

$500,000,000 Senior Secured Term Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), UBS Loan Finance LLC (“UBSLF” and, together with CS, the “Initial Lenders”) and UBS Securities LLC (“UBS Securities” and, together with UBSLF and their respective affiliates, “UBS”) (Credit Suisse and UBS are collectively referred to herein as “we” or “us”) that you intend to acquire (the “Acquisition”), through a newly formed wholly owned subsidiary of the Borrower, all of the equity interests of AmSafe Global Holdings, Inc., a Delaware corporation (the “Company”) from BSR LLC, Greenbriar Equity Fund II, L.P. and related investors (collectively referred to herein as the “Seller”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)). You have further advised us that, in connection therewith, the Borrower will obtain the senior secured term facility (the “Term Facility”) described in the Term Sheet, in an aggregate principal amount of up to $500,000,000.

1. Commitments.

In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide 70% of the aggregate principal amount of the Term Facility and (b) UBSLF is pleased to advise you of its commitment to provide 30% of the aggregate principal amount of the Term Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).

2. Titles and Roles.

You hereby appoint (a) CS Securities and UBS Securities to act, and CS Securities and UBS Securities hereby agree to act, as joint lead arrangers and joint bookrunners for the Term Facility (together in such capacities, the “Arrangers”), and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Term Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities, UBS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Term Facility unless you and we shall so agree. It is agreed that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Term Facility, to syndicate all or a portion of the Initial Lenders’ commitments in respect of the Term Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Arrangers in consultation with you, and you agree to provide us with a period of at least 15 days following the launch of the general syndication of the Term Facility on the date of the general meeting with prospective Lenders and immediately prior to the Closing Date to syndicate the Term Facility. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter and the public announcement of the Transactions, and you agree to actively assist us in completing a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and the Borrower, (b) direct contact between senior management, representatives and advisors of you and the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you and the Borrower (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information

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Memorandum for the Term Facility and other customary marketing materials and presentations to be used in connection with the syndication (collectively, “Information Materials”), (d) your providing or causing to be provided a detailed business plan or projections of Holdings and its subsidiaries for the years 2012 through 2016, in form and substance reasonably satisfactory to the Arrangers (it being understood that the projections received by the Arrangers on or prior to the date hereof are satisfactory), (e) your using commercially reasonable efforts to obtain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case in respect of Holdings, and public ratings for the Term Facility from each of S&P and Moody’s at least 15 days prior to the Closing Date, and (f) the hosting, with the Arrangers, of one or more meetings of prospective Lenders at such times as may be reasonably agreed upon. Notwithstanding the foregoing or anything else in this Commitment Letter or the Fee Letter to the contrary, neither the commencement nor completion of the syndication of the Term Facility, nor the obtaining of the ratings referred to above shall be a condition precedent to the availability of the borrowings on the Closing Date.

You agree, at the request of any of the Arrangers, to assist (and to use commercially reasonable efforts to cause the Company to assist) in the preparation of versions of the Information Materials consisting exclusively of information and documentation that is either (i) publicly available or of a type that would be publicly available if the Company were a public reporting company or (ii) not material with respect to Holdings, the Borrower, the Company, the Seller or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letters shall in each case include a customary representation as to the accuracy of the Information Materials. You further agree that each document to be disseminated by any of the Arrangers to any Lender in connection with the Term Facility will, at the request of any of the Arrangers, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents, if final drafts of which are provided to you before their intended distribution, contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Term Facility; (b) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (c) notification of changes in the terms of the Term Facility; and (d) other

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materials (excluding the Projections (as defined below)) intended for public Lenders after the initial distribution of Information Materials.

The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to the Arrangers all customary information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (together with all other forward-looking information, the “Projections”), as any of the Arrangers may reasonably request in connection with the syndication of the Term Facility.

4. Information.

You hereby represent and covenant (with respect to the Seller, the Company and their respective subsidiaries, to the best of your knowledge) that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects when taken as a whole and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being recognized that actual results during the period or periods covered by such Projections may differ from the projected results and that such differences may be material). You agree that if at any time prior to the later of (i) the closing of the Term Facility and (ii) the completion of a Successful Syndication (as determined by the Arrangers) but in no event later than the date that is 90 days following the closing of the Term Facility, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Term Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

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5. Fees.

As consideration for the Commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us for our own accounts the fees set forth in (a) this Commitment Letter and (b) the fee letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”).

6. Conditions Precedent.

Each Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) except as contemplated by the Merger Agreement, there not having occurred any effect, event, change, occurrence, development or circumstance since December 31, 2011 that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Exhibit C), (b) our satisfaction that, prior to the later of (i) the closing of the Term Facility and (ii) the completion of a Successful Syndication (as determined by the Arrangers) but in no event later than the date that is 90 days following the closing of the Term Facility, there shall be no other competing issues of debt securities or commercial bank or other competing credit facilities of Holdings, the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than any such issues coordinated with the Arrangers), (c) the negotiation, execution and delivery of definitive documentation with respect to the Term Facility (the “Loan Documents”) consistent with this Commitment Letter and the Fee Letter and otherwise mutually satisfactory to the parties hereto; provided that the requirements of the Loan Documents will be such so as not to cause the Borrower, by entering into the same, to be in default of the 2010 Credit Agreement or the 2011 Credit Agreement (it being understood that this proviso shall not apply to any default resulting from failure to meet any required financial ratio under the 2010 Credit Agreement or the 2011 Credit Agreement in connection with incurring the debt under the Term Facility), (d) your compliance with the terms of Section 3 of this Commitment Letter and the Fee Letter, (e) the payment in full of all fees, expenses and other amounts due and payable to us under this Commitment Letter and the Fee Letter (which amounts may be offset against the proceeds of the Term Facility), and (f) the conditions set forth or referred to in the Term Sheet under the heading “Conditions Precedent to Borrowing” and in Exhibit B.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby, (a) the only representations relating to Holdings, the Company and their respective subsidiaries, the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date, shall be (i) such of the representations made by the Seller or the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower has the right to terminate its obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of

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such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability or funding of the Term Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent (x) any guarantee to be provided by any subsidiary of the Company which is not a person incorporated or formed in the United States or the District of Columbia or (y) any collateral referred to in the Term Sheet is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so (other than the grant and perfection of security interests in assets located in any state of the United States or the District of Columbia with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or a short-form security agreement with the United States Copyright Office or the United States Patent and Trademark Office or, in the case of stock certificates of the Borrower and its domestic subsidiaries and intercompany notes of Holdings and its domestic subsidiaries, by possession of such collateral), then the provision or perfection, as the case may be, of any such guarantee or collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but may instead be provided or perfected, as the case may be, after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, power and authorization (as to the execution, delivery and performance of the Loan Documents), due authorization, execution and delivery and enforceability of the Loan Documents, validity, priority (subject to permitted liens (to be defined in a manner consistent with the Existing Credit Agreements)) and perfection of security interests in the Collateral (subject to the limitations set forth in the preceding sentence), solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions, no conflicts with laws, charter documents, the Existing Credit Agreements and other material agreements, compliance with the PATRIOT Act, margin regulations, the Investment Company Act, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act and status of the Term Facility and guarantees thereof as “senior debt” and “designated senior debt” under the Existing Notes Documents (as defined in the 2011 Credit Agreement). This paragraph, and the provisions herein, shall be referred to as the “Conditions Limitation Provision”.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and each of our respective affiliates, partners, officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and

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regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or shareholders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person, (ii) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from a material breach of the obligations of such Indemnified Person under this Commitment Letter, or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you, the Borrower or any of your affiliates (as found by a final, nonappealable judgment of a court of competent jurisdiction) and that is brought by an Indemnified Person against any other Indemnified Person (other than any such Indemnified Person acting as an agent, arranger, bookrunner or similar role under the Term Facility) and (b) to reimburse each of us from time to time, upon presentation of a reasonably detailed invoice, for all reasonable out-of-pocket expenses (including but not limited to the reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of a single counsel plus, to the extent necessary, one local counsel in each applicable jurisdiction, any special counsel and, in the case of a conflict of interest or separate defenses available to Indemnified Persons that are different from those available to the other Indemnified Persons, one additional counsel per affected party), in each case, incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Loan Documents and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Term Facility, this Commitment Letter or the Fee Letter.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of

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the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each of us, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any advisory or fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of us has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter, the Fee Letter, the Term Facility or any transactions contemplated hereby or thereby and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that none of us is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto. Any review by us of Holdings, the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be made on behalf of you or any of your affiliates.

You further acknowledge that each of Credit Suisse and UBS is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and other companies with which you, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Initial Lender and each Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties

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hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Each of the Initial Lenders may assign its commitment hereunder to one or more prospective Lenders, whereupon such Initial Lender shall be released from the portion of its commitment hereunder so assigned; provided that such Initial Lender shall not be so released except (a) in the event that such assignee was approved by you in writing (such approval not to be unreasonably withheld or delayed) or (b) to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date. Any and all obligations of, and services to be provided by any of us hereunder (including, without limitation, each Initial Lender’s commitment) may be performed and any and all rights of any of us hereunder may be exercised by or through any of our respective affiliates or branches; provided that no Initial Lender will be relieved of its obligations hereunder in the event its affiliates fail to perform any of such obligations or services. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Initial Lender, each Arranger and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Term Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent such unauthorized use was found by a final, nonappealable judgment of a court of competent jurisdiction to arise from our willful misconduct, bad faith or gross negligence. After the Closing Date, each Arranger may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at such Arranger’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term Facility. The obligations of the Initial Lenders and the Arrangers under this Commitment Letter, including the commitments of the Initial Lenders, shall be several and not joint. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED HEREIN) AND THE INTERPRETATION OF WHETHER OR NOT SUCH EVENT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT

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OF ANY INACCURACY THEREOF HOLDINGS OR THE BORROWER HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AS A RESULT OF A BREACH OF SUCH REPRESENTATIONS AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor our activities pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us, to the extent legally permitted to do so, promptly thereof prior to such disclosure), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any prospectus or offering memoranda relating to any offering of securities, in any syndication or other marketing material in connection with the Term Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Transactions, and (e) to the Company and the Seller and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (provided that the Fee Letter and its terms and substance shall only be disclosed to the Seller and the Company and their respective officers, directors, employees, attorneys, accountants, agents or advisors redacted in a manner satisfactory to the Arrangers).

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 hereof shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered

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and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein.

14. PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies Holdings, the Borrower and the Subsidiary Guarantors, which information includes the name, address, tax identification number and other information regarding Holdings, the Borrower and the Subsidiary Guarantors that will allow each of us or such Lender to identify Holdings, the Borrower and the Subsidiary Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 20, 2012. Each Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of each Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on April 20, 2012 (or such earlier date on which the Merger Agreement terminates or Holdings or the Borrower publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and each Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Carly Baxter
Name: Carly Baxter
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

By	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

[TRANSDIGM COMMITMENT LETTER]

UBS SECURITIES LLC

By	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Director

By	/s/ Barbara S. Wang
Name: Barbara S. Wang
Title: Director and Counsel Region Americas Legal

UBS LOAN FINANCE LLC

By	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Director

By	/s/ Barbara S. Wang
Name: Barbara S. Wang
Title: Director and Counsel Region Americas Legal

[TRANSDIGM COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Name:
Title:

CONFIDENTIAL
January 20, 2012	EXHIBIT A

$500,000,000 Senior Secured Term Facility

Summary of Principal Terms and Conditions

Borrower:	Transdigm Inc., a Delaware corporation (the “Borrower”), all of the outstanding equity interests of which are owned by Transdigm Group Incorporated, a Delaware corporation (“Holdings”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) all of the equity interests of AmSafe Global Holdings, Inc., a Delaware corporation (the “Company”) from BSR LLC, Greenbriar Equity Fund II, L.P. and related investors (collectively referred to herein as the “Seller”) pursuant to an agreement and plan of merger (including the schedules and exhibits thereto, the “Merger Agreement”) to be entered into among the Seller, the Borrower, AGH Acquisition, Inc., a Delaware corporation (“Merger Sub”), all the outstanding equity interests of which will be owned by the Borrower, and the Seller. In connection with the Acquisition, (a) Merger Sub will be merged with and into the Company on the terms and conditions set forth in the Merger Agreement with the Company surviving as a wholly owned subsidiary of the Borrower, (b) the Borrower will obtain the senior secured term loan facility described below under the caption “Senior Secured Term Facility”, (c) the Company will repay in full, and discharge, certain existing indebtedness (the “Company Existing Debt”), and (d) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:	Credit Suisse Securities (USA) LLC and UBS Securities LLC will act as joint lead arrangers and joint bookrunners for the Term Facility described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	UBS Securities LLC will act as syndication agent for the Term Facility (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arrangers, one or more financial institutions identified by the Arrangers and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Senior Secured Term Facility:	A senior secured term loan facility in an aggregate principal amount of up to $500,000,000 (the “Term Facility”).

Incremental Term Facility:	The Borrower shall be entitled on one or more occasions and subject to satisfaction of customary conditions to incur additional term loans under the Term Facility or under a new term loan facility (such term loans, the “Additional Term Loans”), with such Additional Term Loans having the same guarantees as, and being secured on a pari passu basis by, the same collateral securing the Term Facility; provided that the aggregate principal amount of all such Additional Term Loans plus the aggregate amount of all incremental term facilities and incremental revolving facilities incurred under the Existing Credit Agreements shall in no event exceed $500,000,000; provided further that (i) no event of default or default exists or would exist after giving effect thereto, (ii) the Borrower’s ratio of senior secured debt to EBITDA would not exceed 4.00:1.00, each on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to any such Additional Term Loans and other customary and appropriate pro forma adjustment events, (iii) the maturity date of the Additional Term Loans shall be no earlier than the maturity date of the Term Facility, (iv) the average life to maturity of the

Additional Term Loans shall be no shorter than the remaining average life to maturity of the Term Facility, (v) the Additional Term Loans shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Additional Term Loans does not exceed the yield on the Term Facility by more than 50 basis points (in each case taking into account any applicable original issue discount, upfront fee, applicable margins and LIBOR “floor”) and (vi) the other terms and documentation in respect thereof, to the extent not consistent with the Term Facility, shall otherwise be reasonably satisfactory to the Agent. The Borrower may seek commitments in respect of Additional Term Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Purpose:	The proceeds of the Term Facility will be used by the Borrower, on the date of the initial borrowing thereunder (the “Closing Date”), together with cash on hand at the Borrower, solely (a) to pay the cash consideration contemplated pursuant to the Merger Agreement, (b) to refinance the Company Existing Debt and (c) to pay the Transaction Costs.

Availability:	The full amount of the Term Facility (other than, for the avoidance of doubt, any Additional Term Loans) must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Original Issue Discount:	The Term Facility will be funded with 100 basis points of original issue discount.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum upon the occurrence and during the continuance of a payment or bankruptcy event of default at the option of the required lenders.

Final Maturity and Amortization:	The Term Facility will mature on February 14, 2017, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

Guarantees:	All obligations of the Borrower under the Term Facility will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of the Borrower (the “Subsidiary Guarantors”); provided, however that no unrestricted subsidiary (to be defined in a manner consistent with the Existing Credit Agreements (defined below)) will be or become a Subsidiary Guarantor. Notwithstanding anything to the contrary contained herein, the requirement of this paragraph shall be, as of the Closing Date, subject to the Conditions Limitation Provision of the Commitment Letter.

Security:	The Term Facility and the Guarantees will be secured by all of the assets of Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired, that secure the obligations under the credit agreement dated as of February 14, 2011 (the “2011 Credit Agreement”), among the Borrower, Holdings, each subsidiary of the Borrower from time to time party thereto, the lenders from time to time party thereto and CS, as administrative agent and collateral agent and the credit agreement dated as of December 6, 2010 (the “2010 Credit Agreement” and, together with the 2011 Credit Agreement, the “Existing Credit Agreements”), among the Borrower, Holdings, each subsidiary of the Borrower from time to time party thereto, the lenders from time to time party thereto and CS, as administrative agent and collateral agent (collectively, the “Collateral”).

The security interests in the Collateral shall be created pursuant to amendments to the Collateral Documents (as defined in the Existing Credit Agreements), as contemplated by Section 9.02(b) of each Existing Credit Agreement, and none of the Collateral shall be subject to any other liens, other than the pari passu liens securing indebtedness under the Existing Credit Agreements, permitted liens (to be defined in a manner consistent with the Existing Credit Agreements) and subject to other customary and limited exceptions to be agreed upon.

Notwithstanding anything to the contrary contained herein, the requirements of the two preceding paragraphs shall be, as of the Closing Date, subject to the Conditions Limitation Provision of the Commitment Letter.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with (a) if greater than zero, the sum of 50% of Excess Cash Flow (to be defined) minus the aggregate amount of such Excess Cash Flow that is required to be applied to the prepayment of term loans under the 2011 Credit Agreement, with reductions to be agreed upon based upon achievement and maintenance of leverage ratios to be agreed upon, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to reinvestment provisions and other exceptions to be agreed upon) and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (subject to exceptions to be agreed upon).

The above described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the Term Facility.

Voluntary Prepayments:	Prepayments of loans under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, except that any Repricing Payment (as defined below) made to any Lender under the Term Facility prior to the first anniversary of the Closing Date shall be accompanied by a premium of 1.0% of such Repricing Payment. As used herein, a “Repricing Payment” is the amount of principal of the loan of a Lender under the Term Facility that is either (i) prepaid by the Borrower substantially concurrently with the incurrence by Holdings, the Borrower or any of its subsidiaries of new indebtedness that has an effective yield (to be determined in the reasonable discretion of the Agent consistent with generally accepted financial practices, after giving effect to margin and any applicable LIBOR “floors”, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) lower than the yield then in effect for the loans under the Term Facility so prepaid or (ii) received by such Lender (other than as a Repricing Payment described in clause (i)) as a result of the mandatory assignment of such loans following the failure of such Lender to consent to an amendment of the Term Facility that becomes effective and has the effect of reducing the effective interest rate with respect to the loans under the Term Facility.

All voluntary prepayments of the Term Facility will be applied to the remaining amortization payments under the Term Facility as directed by the Borrower.

Representations and Warranties:	The same as in the 2011 Credit Agreement, namely corporate status, power and authorization; legal, valid and binding documentation; no governmental consents; accuracy in all material respects of financial statements, confidential information memorandum and other information; no material adverse change; subsidiaries; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including the PATRIOT Act, ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency on a consolidated basis; effectiveness of governmental approvals; labor matters; insurance; environmental and other regulatory matters; status of the Term Facility and guarantees thereof as “senior debt” and “designated senior debt”; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Borrowing:	The availability of the Term Facility on the Closing Date will be subject only to (a) the conditions precedent set forth in Section 6 of the Commitment Letter and listed on Exhibit B attached to the Commitment Letter, (b) the delivery of prior written notice of borrowing, (c) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties (subject to the Conditions Limitation Provision) and (d) the absence of defaults (other than a default arising as a result of a breached representation and warranty made on the Closing Date, which is covered by the immediately preceding condition and subject to the Conditions Limitation Provision).

Affirmative Covenants:	The same as in the 2011 Credit Agreement, namely maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; use of commercially reasonable efforts to maintain a public rating of the Term Facility from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); compliance with laws; inspection of books and properties; use of proceeds; further assurances; and payment of taxes.

Negative Covenants:	The same as in the 2011 Credit Agreement, namely limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers and acquisitions; limitations on asset sales;

limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the Term Facility and of the obligations under the Existing Credit Agreements); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on impairment of security interest; and limitations on amendments of debt and other material agreements.

Financial Maintenance Covenants:	None.

Events of Default:	The same as in the 2011 Credit Agreement, relating to Holdings and its subsidiaries (subject to thresholds and grace periods as set forth in the 2011 Credit Agreement), namely nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-default and cross-acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; actual or asserted invalidity of subordination provisions; and Change of Control (as defined in the 2011 Credit Agreement).

Voting:	The same as in the 2011 Credit Agreement.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III).

Assignments and Participations:	The Lenders will be permitted to assign loans under the Term Facility without the consent of (but with notice to) the Borrower. All assignments will be by novation and will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in a minimum amount of $1,000,000.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the partners, officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, the Company or any of their respective affiliates or shareholders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of a single counsel plus, to the extent necessary, one local counsel in each applicable jurisdiction and any special counsel and, in the case of a conflict of interest or separate defenses available to Indemnified Persons that are different from those available to the other Indemnified Persons, one additional counsel per affected party) of the Arrangers, the Agent, the Syndication Agent, the Documentation Agent and the Lenders associated with the pre-closing syndication of the Term Facility and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Loan Documents, and other documentation contemplated hereby and thereby, and for enforcement costs and documentary taxes associated with the Term Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rate:	The interest rate under the Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the Adjusted LIBOR for a three-month interest period plus 1.00%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.00% per annum.

CONFIDENTIAL
January 20, 2012	EXHIBIT B

$500,000,000 Senior Secured Term Facility

Summary of Additional Conditions Precedent1

Subject in all respects to the Conditions Limitation Provision, the borrowing under the Term Facility shall be subject to the following additional conditions precedent:

1.    The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Term Facility in accordance with, and on the terms described in the Merger Agreement, without giving effect to any material amendment, waiver or other modification thereof, or material consent thereunder, that would be adverse in any material respect to the Lenders or either Arranger, unless approved in writing by the Arrangers, which approval may not be unreasonably withheld or delayed.

2.    All amounts due or outstanding in respect of the Company Existing Debt shall have been (or substantially simultaneously with the closing under the Term Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Term Facility, (b) indebtedness under the Existing Credit Agreements and the 7 3/4% Senior Subordinated Notes due 2018 issued by the Borrower and (c) other limited indebtedness to be agreed upon.

3.    The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Holdings and the Company for the 2009, 2010 and 2011 fiscal years, in the case of Holdings, and the 2008, 2009 and 2010 fiscal years, in the case of the Company (and the Agent acknowledges receipt of the foregoing) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Holdings and the Company for each subsequent fiscal quarter ended 45 days before the Closing Date.

4.    The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

5.    The Arrangers shall have received a certificate from the chief financial officer of Holdings, in form and substance satisfactory to the Arrangers (it being understood that the form of such certificate shall be substantially as attached hereto as Annex I), certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

6.    The Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act that is requested by either Arranger, the Agent or any Lender at least 10 days prior to the Closing Date.

7.    The Arrangers shall have received customary legal opinions, corporate documents, officers’ and public officials’ certifications, results of lien and judgment searches, evidence of authority and certificates of insurance (including a customary insurance broker’s letter or endorsement), in each case in form and substance reasonably satisfactory to the Arrangers.

8.    The Guarantees shall be in full force and effect and all actions necessary to establish that the Agent will have perfected first-priority security interests in the Collateral (free and clear of all liens, other than the pari passu liens securing indebtedness under the Existing Credit Agreements and permitted liens (to be defined in a manner consistent with the 2011 Credit Agreement), subject to customary and limited exceptions to be agreed upon) shall have been taken.

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ANNEX I

SOLVENCY CERTIFICATE

TRANSDIGM GROUP INCORPORATED

THIS SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with, and pursuant to Section [—] of, the Credit Agreement dated as of [—], 2012 (the “Credit Agreement”), among TransDigm Inc., a Delaware corporation (the “Borrower”), TransDigm Group Incorporated, a Delaware corporation (“Holdings”), the subsidiaries of the Borrower from time to time party thereto, various financial institutions as Lenders (the “Lenders”), and Credit Suisse, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Credit Agreement.

The undersigned Financial Officer of Holdings hereby certifies on behalf of Holdings, the Borrower and its Subsidiaries, in his corporate capacity as Chief Financial Officer and not his individual capacity, to the solvency of Holdings, the Borrower and its Subsidiaries on consolidated basis after giving effect to the consummation of the Acquisition and other Transactions contemplated to occur on the Closing Date and further certifies as follows.

1.	The undersigned, [—], is the duly qualified and acting Chief Financial Officer of Holdings and in such capacity is the senior financial officer of Holdings and has the responsibility for the management of Holdings’s financial affairs. The undersigned is familiar with Holdings’s and its Subsidiaries’ financial and accounting matters and the terms and conditions of the financings proposed to be arranged pursuant to the Credit Agreement and the Acquisition and the other Transactions proposed to be consummated on the Closing Date.

2.	The undersigned has carefully reviewed the contents of this Certificate and all other information and documentation that the undersigned has determined is reasonably necessary to make the statements contained in this Certificate. The statements made herein are made in good faith and are based upon the personal knowledge of the undersigned, or upon reports and other information given to the undersigned by supervisory personnel of Holdings and its Subsidiaries having responsibility for the reports and the information given, and who, in the opinion of the undersigned, are reliable and entitled to be relied upon.

Based on the foregoing, the undersigned hereby certifies that immediately after giving effect to the consummation of the Acquisition and other Transactions contemplated to occur on the Closing Date:

1.	The fair value of the assets of Holdings, the Borrower and each Guarantor (the “Loan Parties”) on a consolidated basis, at fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis.

2.	The present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.	The Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.	The Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof .

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability. The undersigned understands that the Lenders and the Agent are relying upon the foregoing statements in this Certificate in connection with the consummation of the Acquisitions and the other Transactions.

Executed as of [—], 2012.

Name: [—]
Title: Chief Financial Officer

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CONFIDENTIAL
January 20, 2012	EXHIBIT C

$500,000,000 Senior Secured Term Facility

Definition of Company Material Adverse Effect

For purposes of the Commitment Letter, “Company Material Adverse Effect” shall be defined as follows:

“Company Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on or change in the financial condition, liabilities, business or results of operations of the Company and the Subsidiaries (as defined in the Merger Agreement), taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which the Company or any Subsidiaries conducts business; (b) any Effect affecting the industries in which the Company and the Subsidiaries operate; (c) any Effect arising in connection with global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date of the Merger Agreement; (d) any failure, in and of itself, by the Company or any Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (e) compliance with, or any action required to be taken by the Company or any Subsidiary under the terms of the Merger Agreement; (f) any Effect that results from any action taken at the express prior request of Buyer (as defined in the Merger Agreement) or with Buyer’s prior consent, in each case with the approval of the Arrangers (not to be unreasonably withheld or delayed); (g) the announcement of the execution of the Merger Agreement, or the pendency of the Transactions (as defined in the Merger Agreement), including the effects of the Transactions (as defined in the Merger Agreement) on relationships with suppliers, Governmental Bodies (as defined in the Merger Agreement), employees, or other third-party relationships; (h) any change in Law (as defined in the Merger Agreement) or GAAP (as defined in the Merger Agreement) or interpretation thereof; (i) any breach by Buyer or Merger Sub of their obligations under the Merger Agreement; or (j) any change in budget or appropriations policies or amounts of any Governmental Body, unless, in the cases of clauses (a), (b), (c), (h) or (j) above, such changes would reasonably be expected to have a materially disproportionate impact on the financial condition, liabilities, business or results of operations of the Company and the Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Company and the Subsidiaries operate (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Company Material Adverse Effect).

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